SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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First Capital, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 26, 2007

[Letterhead of First Capital, Inc.]

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of First Capital, Inc. We will hold the meeting at the main office of First Harrison Bank, 220 Federal Drive, N.W., Corydon, Indiana, on Wednesday, April 18, 2007, at 12:00 noon, local time.

The notice of annual meeting and the proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. During the meeting, we also will report on the operations of the Company. Directors and officers of the Company, as well as a representative of Monroe Shine & Co., Inc., the Company’s independent registered public accounting firm, will be present to respond to appropriate questions of shareholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

/s/ J. Gordon Pendleton	/s/ William W. Harrod
J. Gordon Pendleton	William W. Harrod
Chairman of the Board	President and Chief Executive Officer

FIRST CAPITAL, INC.

220 Federal Drive, N.W.

Corydon, Indiana 47112

(812) 738-2198

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	12:00 noon, local time, on Wednesday, April 18, 2007

PLACE	First Harrison Bank 220 Federal Drive, N.W. Corydon, Indiana 47112

ITEMS OF BUSINESS	(1) To elect five directors to serve for a term of three years.

(2) To ratify the selection of Monroe Shine & Co., Inc. as our independent registered public accounting firm for fiscal year 2007.

(3) To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

RECORD DATE	In order to vote, you must have been a shareholder at the close of business on March 8, 2007.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

/s/ Joel E. Voyles
Joel E. Voyles
Corporate Secretary
March 26, 2007

FIRST CAPITAL, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Capital, Inc. (“First Capital” or the “Company”) to be used at the annual meeting of shareholders of the Company. The Company is the holding company for First Harrison Bank (“First Harrison” or the “Bank”). The annual meeting will be held at the main office of First Harrison, 220 Federal Drive, N.W., Corydon, Indiana, on Wednesday, April 18, 2007, at 12:00 noon, local time. This proxy statement and the enclosed proxy card are being first mailed on or about March 26, 2007 to shareholders of record.

General Information About Voting

Who Can Vote at the Meeting

You are entitled to vote your shares of First Capital common stock if the records of the Company show that you held your shares as of the close of business on March 8, 2007. As of the close of business on March 8, 2007, a total of 2,840,515 shares of First Capital common stock were outstanding. Each share of common stock has one vote. The Company’s Articles of Incorporation provide that recordholders of the Company’s common stock who beneficially own, either directly or indirectly, in excess of 10% of the Company’s outstanding shares are not entitled to any vote with respect to the shares held in excess of the 10% limit.

Attending the Meeting

If you are a beneficial owner of First Capital common stock held in “street name” by a broker, bank or other nominee, you will need proof of ownership for admission to the meeting. A recent brokerage statement or letter from your bank or broker are examples of proof of ownership. If you want to vote your shares of First Capital common stock held in “street name” in person at the meeting, you will have to obtain a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum and Vote Required

The annual meeting will be held only if there is a quorum. A quorum exists if a majority of the outstanding shares of common stock entitled to vote is represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

At this year’s annual meeting, shareholders will elect five directors to serve a term of three years. In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the largest number of votes cast will be elected up to the maximum number of directors to be elected at the annual meeting. The maximum number of directors to be elected at the annual meeting is five. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting on the approval of the appointment of Monroe Shine & Co., Inc. as the independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal or abstain from voting. This matter will be decided by the affirmative vote of a majority of the votes cast at the annual meeting. On this matter, abstentions and broker non-votes will have no effect on the voting.

Voting by Proxy

The Board of Directors of First Capital is sending you this proxy statement for the purpose of requesting that you allow your shares of First Capital common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of First Capital common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends a vote “FOR” each of the nominees for director and “FOR” ratification of Monroe Shine & Co., Inc. as the independent registered public accounting firm.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their own best judgment as to how to vote your shares. This includes a motion to adjourn or postpone the annual meeting in order to solicit additional proxies. If the annual meeting is postponed or adjourned, your First Capital common stock may be voted by the persons named in the proxy card on the new meeting date as well, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the annual meeting. To revoke your proxy, you must either advise the Company’s Corporate Secretary in writing before your shares have been voted at the annual meeting, deliver valid proxy instructions with a later date, or attend the meeting and vote your shares in person. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

If your First Capital common stock is held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or Internet. Please see the instruction form provided by your bank, broker or other nominee that accompanies this proxy statement.

Participants in First Harrison’s ESOP

If you participate in First Harrison’s Employee Stock Ownership Plan (the “ESOP”), you will receive a voting instruction form that reflects all shares you may vote under the plan. Under the terms of the ESOP, the ESOP trustees vote all shares held by the ESOP, but each participant in the ESOP may direct the trustees how to vote the shares of Company common stock allocated to his or her account. The ESOP trustees, subject to the exercise of their fiduciary duties, will vote all unallocated shares of common stock held by the ESOP and all allocated shares for which no timely voting instructions are received in the same proportion as shares for which the trustees have received valid voting instructions. The deadline for returning your voting instructions to the ESOP trustees is April 11, 2007.

Corporate Governance

General

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency and fully complies with the laws, rules and regulations that govern the Company’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for the Company.

Code of Ethics and Business Conduct

First Capital has adopted a Code of Ethics and Business Conduct (the “Code”) that is designed to ensure that the Company’s directors and employees meet the highest standards of ethical conduct. The Code, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the Code is designed to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Meetings of the Board of Directors

The business of First Capital and First Harrison is conducted through meetings and activities of their respective Boards of Directors and committees. During the fiscal year ended December 31, 2006, the Boards of Directors of First Capital and First Harrison each held 12 meetings. No director attended fewer than 75% of the total meetings of the Boards of Directors and of the committees on which that director served.

Directors Attendance at Annual Meeting

The Board of Directors encourages directors to attend the annual meeting of shareholders. All directors attended the 2006 Annual Meeting of Shareholders.

Committees of the Board of Directors

The following table identifies our standing committees and their members. The members of the Audit, Compensation and Nominating Committees are each independent in accordance with the listing standards of the Nasdaq Stock Market, Inc. The charters of the Audit Committee, Nominating Committee and Compensation Committee are available in the Governance Documents portion of the Investor Relations section of the Company’s website (www.firstharrison.com).

Director	Executive Committee	Audit Committee	Compensation Committee	Asset Review Committee(1)(2)	Asset/ Liability Committee(1)	Nominating Committee	Trust Committee(1)(3)	Directors Loan Committee(1)(4)

James S. Burden		X		X		X

John W. Buschemeyer			X			X

Kathryn W. Ernstberger		X	X			X*

William W. Harrod	X			X	X		X*	X

Dennis L. Huber			X*					X

James E. Nett		X*	X			X

J. Gordon Pendleton	X*	X	X

Kenneth R. Saulman			X	X		X

Michael L. Shireman	X							X

Mark D. Shireman				X				X

Samuel E. Uhl	X			X	X		X	X

Gerald L. Uhl	X			X*				X*

Number of Meetings in 2006	0	9	2	4	47	1	0	19

*	Chairperson.
(1)	A committee of First Harrison Bank
(2)	Executive officers Michael C. Frederick and Dennis Thomas attend meetings of the Asset Review Committee, however they are not voting members.
(3)	Executive officer Michael C. Frederick is also a member of the Trust Committee.
(4)	Executive officer Dennis Thomas attends meetings of the Directors Loan Committee, however he is not a voting member.

Executive Committee. The Executive Committee evaluates issues of major importance to the Company between regularly scheduled Board meetings. The Executive Committee acts on issues delegated to it by the Board of Directors.

Audit Committee. The Board of Directors has a separately-designated standing Audit Committee established in accordance with the Securities Exchange Act of 1934, as amended. The Audit Committee meets periodically with the Company’s independent registered public accounting firm and management to review accounting, auditing, internal control structure and financial reporting matters. The Board of Directors has determined that James E. Nett and J. Gordon Pendleton are audit committee financial experts under the rules of the Securities and Exchange Commission. The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Proposal 2—Ratification of Independent Registered Public Accounting Firm—Report of the Audit Committee.”

Compensation Committee. The Compensation Committee approves the compensation objectives for the Company and the Bank and establishes the compensation for the Chief Executive Officer (“CEO”) and Chief Operating Officer (“COO”). The Compensation Committee reviews all compensation components for the Company’s CEO, COO and other highly compensated executive officers’ compensation including base salary, annual incentive, short-term incentives, benefits and other perquisites. In addition to reviewing competitive market values, the Compensation Committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executives’ total compensation package. Decisions by the Compensation

Committee with respect to the compensation of the CEO and COO are approved by the full Board of Directors. The Compensation Committee also assists the Board of Directors in evaluating potential candidates for executive positions. See “Compensation Discussion and Analysis” for more information regarding the role of management in determining and/or recommending the amount or form of executive compensation. The report of the compensation committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Executive Compensation—Report of the Compensation Committee.”

Asset Review Committee. The Asset Review Committee meets to assess the risk of First Harrison’s loan portfolio. The committee monitors residential loans, all commercial loans and all loans on the Asset Review List. The committee also reviews First Harrison’s loan loss reserves.

Asset/Liability Committee. The Asset/Liability Committee is responsible for establishing First Capital’s investment policy and overseeing interest rate risk management, funds management, liquidity management and capital management. The Asset/Liability Committee, which also includes the Bank’s Senior Officers, evaluates loan and deposit pricing, cash flow, investments and borrowings.

Nominating Committee. The Nominating Committee annually selects the Board’s nominees for election as directors. For the procedures of the Nominating Committee, see “Nominating Committee Procedures.”

Trust Committee. The Trust Committee meets once per quarter to review the Bank’s funeral trust accounts and funeral trust assets.

Directors Loan Committee. The Directors Loan Committee meets as needed to review secured credits greater than $1.0 million but less than $3.0 million, and unsecured credits greater than $500,000 but less than $1.5 million.

Director Compensation

The following table provides the compensation received by individuals who served as non-employee directors of the Company during the 2006 fiscal year.

Name	Fees Earned or Paid in Cash (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	All Other Compensation ($)(3)	Total ($)
James Burden	$11,100	—	$961	$12,061
John Buschemeyer	11,100	$3,303	961	15,364
Kathy Ernstberger	11,100	—	961	12,061
Dennis Huber	11,100	—	961	12,061
James Nett	11,100	—	961	12,061
James G. Pendleton	11,100	4,454	961	16,515
Kenny Saulman	11,100	—	961	12,061
Mark Shireman	11,100	1,099	961	13,160
Michael Shireman	11,100	—	961	12,061
Gerald Uhl	11,100	2,631	961	1,469

(1)	The fee amount for fiscal year 2006 reflects $925 paid per meeting, for a total of 12 meetings.
(2)	Only Messrs. Pendleton, Gerald Uhl, Mark Shireman and Buschemeyer are covered by a non-qualified deferred compensation plan.
(3)	Each director received a cash bonus payment equal to 8.6% of his or her fees earned in 2006. Bonus payments are discretionary and based on First Capital’s overall financial performance.

Directors’ Fees. Members of First Harrison’s Board of Directors received $925 per meeting during 2006. No separate fees are paid for service on First Capital’s Board of Directors. For fiscal year 2007, the meeting fee for the Board of Directors has been increased to $975 per meeting.

Directors’ Deferred Compensation Plan. Certain directors have elected to defer their monthly directors’ fees until retirement with no income tax payable by the director until retirement benefits are received. Upon termination of service on or after attaining age 70, the retired director receives between $217 and $676 per month for 180 months. Benefits are also payable upon disability, early retirement, other termination of service or death. Directors John W. Buschemeyer, J. Gordon Pendleton, Mark D. Shireman and Gerald L. Uhl participate in the plan. For directors who did not elect to participate in the plan before 1993, this plan is no longer available.

Stock Ownership

First Capital does not know of any beneficial owners of more than 5% of the Company’s outstanding common stock. The following table provides information as of March 8, 2007 about the shares of First Capital common stock that may be considered to be beneficially owned by each director, each nominee for director, and all directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown.

Name	Number of Shares Owned (excluding options)		Number of Shares That May Be Acquired Within 60 Days By Exercising Options		Percent of Common Stock Outstanding(1)
James S. Burden	13,128	(2)	1,540		*
John W. Buschemeyer	18,511	(3)	—		*
Kathryn W. Ernstberger	550		616		*
William W. Harrod	6,596	(4)	10,807		*
Dennis L. Huber	8,900		1,540		*
James E. Nett	3,410		1,540		*
J. Gordon Pendleton	23,337		3,850		1.0%
Kenneth R. Saulman	13,351	(5)	—		*
Mark D. Shireman	40,819	(6)	—		1.4
Michael L. Shireman	12,175	(7)	616		*
Gerald L. Uhl	38,777	(8)	330	(9)	1.4
Samuel E. Uhl	42,605	(10)	6,875		1.7
All directors and executive officers as a group (16 persons)	237,461		45,559		9.8%

*	Less than 1.0%.
(1)	Based on 2,840,515 shares of Company common stock outstanding and entitled to vote as of March 8, 2007, plus the number of shares that may be acquired within 60 days by each individual (or group of individuals) by exercising stock options.
(2)	Includes 9,718 shares owned by Mr. Burden’s spouse.
(3)	Includes 6,116 shares held by the individual retirement account of Mr. Buschemeyer’s spouse.
(4)	Includes 1,465 shares allocated under the ESOP as to which Mr. Harrod exercises voting but not investment power.
(5)	Includes 1,974 shares owned by Saulman Brothers, a corporation controlled by Mr. Saulman, and 108 shares held indirectly for his grandchildren.

(footnotes continued on next page)

(6)	Includes 4,580 shares owned by Mr. Mark Shireman’s spouse and 2,200 shares held by the individual retirement account of Mr. Mark Shireman’s spouse.
(7)	Includes 5,096 shares owned by Mr. Michael Shireman’s spouse and 2,328 shares held by the individual retirement account of Mr. Michael Shireman’s spouse.
(8)	Includes 12,887 shares owned by Mr. Gerald Uhl’s spouse, 4,570 shares held by the individual retirement account of Mr. Gerald Uhl’s spouse and 447 shares allocated under the ESOP as to which the holder (Mr. Gerald Uhl’s spouse, who is an employee of the Bank) exercises voting but not investment power.
(9)	Held by Mr. Gerald Uhl’s spouse, who is an employee of the Bank.
(10)	Includes 220 shares owned by Mr. Samuel Uhl’s spouse and 2,338 shares allocated under the ESOP as to which Mr. Samuel Uhl exercises voting but not investment power.

Proposal 1—Election of Directors

The Company’s Board of Directors currently consists of twelve members. All of the directors are independent under the listing standards of the Nasdaq Stock Market, Inc., except for Samuel E. Uhl, Gerald L. Uhl, Michael L. Shireman, Mark D. Shireman and William W. Harrod. Mr. Harrod is not considered independent because he is the President and Chief Executive Officer of First Capital and the Chief Operating Officer of First Harrison. Mr. Samuel Uhl is not considered independent because he is the Chief Operating Officer of First Capital and the President and Chief Executive Officer of First Harrison. Mr. Gerald Uhl is not considered independent because his wife is an employee of First Harrison and because he is the brother of Samuel Uhl. Mr. Mark Shireman is not considered independent because he is the President of James L. Shireman Construction Co., to which First Harrison has made payments for services during the past three fiscal years. Mr. Michael Shireman is not considered independent because he is the brother of Mark Shireman.

The Board is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year. Five directors will be elected at the annual meeting to serve for a three-year term, or until their respective successors have been elected and qualified. The nominees are Samuel E. Uhl, Mark D. Shireman, James S. Burden, Michael L. Shireman and James E. Nett, all of whom are currently directors of the Company and the Bank. There are no family relationships among the directors except as described above.

The Board of Directors intends to vote the proxies solicited by it in favor of the election of the nominees named above. If any nominee is unable to serve, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of Samuel E. Uhl, Mark D. Shireman, James S. Burden, Michael L. Shireman and James E. Nett.

Information regarding the Board of Directors’ nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each individual’s biography is as of December 31, 2006. The indicated period for service as a director includes service as a director of First Harrison.

Board Nominees for Election as Directors

The directors standing for election are:

Samuel E. Uhl is the President and Chief Executive Officer of First Harrison and Chief Operating Officer of First Capital. Mr. Uhl has served as President of First Harrison since 1996. Upon completion of the merger of First Federal and Harrison County Bank, Mr. Uhl added the title of Chief Executive Officer of First Harrison. Age 61. Director since 1995.

Mark D. Shireman is the President of James L. Shireman, Inc. in Corydon, Indiana. Age 55. Director since 1989.

James S. Burden was the owner and operator of Tracy’s Mobile Home Park in Georgetown, Indiana, and a bus driver for Floyd County Schools in New Albany, Indiana until his retirement from both positions this year. Mr. Burden is a former director of HCB Bancorp, Inc. Age 61. Director since 2000.

Michael L. Shireman is the President of Uhl Truck Sales, Inc., a medium and heavy truck dealer in Louisville, Kentucky and Palmyra, Indiana. Mr. Shireman is a former director of HCB Bancorp, Inc. Age 58. Director since 2000.

James E. Nett is the controller for Koetter Woodworking, Inc. in Borden, Indiana. Mr. Nett is a former director of HCB Bancorp, Inc. Age 63. Director since 2000.

Directors Continuing in Office

The following directors have terms ending in 2008:

J. Gordon Pendleton is the Chairman of the Board of First Capital. Mr. Pendleton was President and Chief Executive Officer of First Federal Savings Bank from 1961 to 1996. From 1996 until First Capital’s merger with HCB Bancorp, Inc. in 2000, he served as Chief Executive Officer. Age 73. Director since 1963.

Gerald L. Uhl is the Business Manager and Controller for Jacobi Sales, Inc., a farm implement dealership in Palmyra, Indiana. Age 66. Director since 1973.

Dennis L. Huber is retired. He is the former President and Publisher of O’Bannon Publishing Co., Inc. in Corydon, Indiana. Age 67. Director since 1997.

William W. Harrod became the President and Chief Executive Officer of First Capital and Chief Operating Officer of First Harrison in January 2000. Mr. Harrod previously served as President and Chief Executive Officer of HCB Bancorp, Inc. and Harrison County Bank. Mr. Harrod is a former director of HCB Bancorp, Inc. Age 50. Director since 2000.

The following directors have terms ending in 2009:

John W. Buschemeyer was the President and majority owner of Hurst Lumber Co. in Corydon, Indiana, until his retirement in 2003. Age 68. Director since 1973.

Kenneth R. Saulman is employed as a right-of-way supervisor for Clark County REMC, an electrical service company in Sellersburg, Indiana. Age 64. Director since 1997.

Kathryn W. Ernstberger is a professor of business administration at Indiana University Southeast in New Albany, Indiana. Age 43. Director since 2003.

Proposal 2—Ratification of Independent Registered Public

Accounting Firm

The Audit Committee of the Board of Directors has appointed Monroe Shine & Co., Inc. to be the Company’s independent registered public accounting firm for the 2007 fiscal year, subject to ratification by shareholders. A representative of Monroe Shine & Co., Inc. is expected to be present at the annual meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the independent registered public accounting firm is not approved by a majority of the votes cast by shareholders at the annual meeting, the Audit Committee of the Board of Directors will consider other independent registered public accounting firms.

The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of Monroe Shine & Co., Inc. as the independent registered public accounting firm.

Audit Fees

The following table sets forth the fees that Monroe Shine & Co., Inc. billed to the Company for the fiscal years ended December 31, 2006 and 2005.

	2006	2005
Audit Fees	$91,030	$89,350
Audit-Related Fees(1)	25,825	13,570
Tax Fees(2)	16,600	16,700
All other fees	—	—

(1)	Includes fees billed for assurance and related services in connection with the performance of the audit or review of the Company’s financial statements and for consultations concerning financial accounting, reporting and regulatory matters.
(2)	Includes fees billed for tax compliance services, including income tax return preparation, preparation of business tangible property tax returns, assistance with tax audits and general tax planning and advice.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. This approval process ensures that the firm does not provide any non-audit services to the Company that are prohibited by law or regulation.

Report of the Audit Committee

The Company’s management is responsible for the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the independent registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting process.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in their report, express an opinion on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States of America. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal control over financial reporting designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee has appointed, subject to shareholder ratification, the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

The Audit Committee of the Board of Directors of First Capital, Inc.

James E. Nett, Chairperson

J. Gordon Pendleton

Kathryn W. Ernstberger

James S. Burden

Compensation Discussion and Analysis

Our Compensation Philosophy

Our compensation philosophy is founded on the premise that our success depends, in large part, on the dedication and commitment of the people we place in key operating positions to drive our business strategy. We strive to satisfy the demands of our business model by providing our named executive officers with incentives tied to the successful implementation of our corporate objectives. However, we recognize that we operate in a competitive environment for talent. Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain key personnel.

We base our compensation decisions on the following principles:

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Meeting the Demands of the Market. Our goal is to compensate our named executive officers at competitive levels that position us as the employer of choice among our peers who provide similar financial services in the markets we serve.

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Aligning with Shareholders. We use equity compensation as a component of our compensation mix to develop a culture of ownership among our named executive officers and to align their individual financial interest with the interests of our shareholders.

•	Driving Performance. We structure executive compensation around the attainment of company-wide, business unit and individual targets that return positive results to our bottom line.

•	Reflecting our Business Philosophy. Our approach to compensation reflects our values and the way we do business in the communities we serve.

Our compensation program relies on two primary elements: (i) base compensation or salary; and (ii) cash-based, short-term incentive compensation. These elements are complimented, in part, by our occasional use of long-term equity based compensation. We believe that we can meet the objectives of our compensation philosophy by achieving a balance between these elements that is competitive with our industry peers and creates appropriate incentives for our management team. To achieve a competitive pay scale, our Compensation Committee reviews survey data provided by the Indiana Bankers Association, as well as compensation data derived from publically available proxy statements for financial institutions of similar asset size and geographic area. The Compensation Committee’s analysis of the peer group data includes a review of executive compensation for the past three years, as well as the financial strength of the institutions in the peer group based on return on assets and return on equity.

Base Compensation. The salaries of our named executive officers are reviewed at least annually to assess their performance, to evaluate our competitive position on base pay and to make any necessary adjustments. Our goal is to maintain salary levels for our executives at a level consistent with base pay received by those in comparable positions at peer institutions. To further that goal, we obtain peer group information from a variety of sources. We also evaluate salary levels at the time of promotion or other change in responsibilities or as a result of specific commitments we made when a specific officer was hired. Individual performance and retention risk are also considered as part of our annual assessment.

Cash-Based Incentive Compensation. The Compensation Committee authorizes bonuses for key personnel based on the terms of a cash-based incentive program which rewards the attainment of annual company-wide financial objectives at specified levels and individual performance relative to the specific tasks we expect our named executive officers to accomplish during the year. Our objective is to drive annual performance at both the company and individual levels to the highest attainable levels by establishing floor, target and ceiling thresholds tied to increasing levels of incentive awards. A more detailed discussion of our 2006 compensation program appears below.

Role of the Compensation Committee

We rely on the Compensation Committee to develop our compensation program and to monitor the success of the program in achieving the objectives of our compensation philosophy. The Committee, which consists of six independent directors, is also responsible for the administration of our compensation programs and policies, including the administration of our cash- and stock-based incentive programs. The Committee operates under the mandate of a formal charter that establishes a framework for the fulfillment of the Committee’s responsibilities. The Committee reviews the charter at least annually to ensure that the scope of the charter is consistent with the Committee’s expected role.

The Compensation Committee occasionally requests one or more members of executive management to attend Committee meetings where executive compensation and Company or individual performance are discussed and evaluated. Executives are free to provide insight, suggestions or recommendations regarding executive compensation. However, only independent Compensation Committee members are allowed to vote on decisions regarding executive compensation. For non-executive employees, the Compensation Committee approves a pooled amount of incentive compensation for the Company and the department managers then distribute these funds to their employees based on individual performance.

The Compensation Committee meets with our Chief Executive Officer and Chief Operating Officer to discuss their respective performances and compensation packages, but ultimately decisions regarding their packages are made solely based upon the Compensation Committee’s deliberations.

Role of Management

Our senior management team makes recommendations to the Compensation Committee from time to time regarding the appropriate mix and level of compensation for their subordinates. In particular, our Chief Executive Officer and Chief Operating Officer evaluate all other employees’ compensation. Those recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee.

Peer Group Analysis

A critical element of our compensation philosophy and a key driver of specific compensation decisions for our named executive officer’s is the comparative analysis of our compensation mix and levels relative to a peer group of publicly traded banks and thrifts. We firmly believe that the cornerstone of our compensation program is the maintenance of a competitive compensation program relative to the companies with whom we compete for talent. In 2006, our peer group was selected on the basis of several factors, including geographic location, size, operating characteristics and financial performance. We utilized the Indiana Bankers Association surveys and publically available proxy statements to gather the data based on these criteria.

Severance and Change in Control Benefits

We recognize that an important consideration in our ability to attract and retain key personnel is our ability to minimize the impact on our management team of the possible disruption associated with our analysis of strategic opportunities. Accordingly, we believe that it is in the best interest of First Capital and its shareholders to provide our key personnel with reasonable financial arrangements in the event of termination of employment following a change in control or involuntary termination of employment for reasons other than cause. Each of our named executive officers who has an employment agreement has a provision in his agreement that provides for certain benefits in the event of voluntary or involuntary termination following a change in control. In addition, the employment agreements contain provisions which provide for certain severance benefits in the event we terminate an executive’s employment for reasons other than cause. See “Executive Compensation - Potential Post-Termination Benefits” for estimates of the severance and change in control benefits provided under these agreements.

Tax and Accounting Considerations

In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and continue to review them to ensure that we understand the financial impact of each program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences.

Retirement Benefits; Employee Welfare Benefits

We offer our employees tax-qualified retirement and savings plans. Our primary retirement vehicle is our 401(k) Savings Plan. The 401(k) Plan provides our employees with an opportunity to defer a portion of their compensation for retirement. We make a 3% safe harbor contribution into the plan for the benefit of eligible participants and match 33  1/3% of the first 6% a participant defers into the plan up to a maximum of 2% of the participant’s compensation. Our 401(k) Savings Plan is complemented by our employee stock ownership plan (“ESOP”). Our ESOP allows participants to accumulate a retirement benefit in our common stock at no cost to the participants. In addition to tax-qualified retirement programs, we provide our employees with coverage under medical, dental, life insurance and disability plans on terms consistent with industry practice.

Perquisites

We provide certain of our officers with perquisites similar to those provided to executives employed by our peers. The perquisites are intended to further the officers’ abilities to promote our business interests and to reflect competitive practices for similarly situated officers employed by our peers.

Director Compensation

Our directors are compensated on a per meeting fee basis. Directors who are also employees of the Company receive the same fee that is paid to non-employee directors. Certain directors have elected to defer a portion of their fees into the First Harrison Directors’ Deferred Compensation Plan. See “Director Compensation” for a discussion on the terms of the plan. In addition to meeting fees, and in recognition of their performance as board members, the non-employee directors of the board, as a group, received cash bonuses totaling approximately $9,600. The level of director compensation is reviewed by the Compensation Committee on a periodic basis and adjusted as necessary to ensure consistency with our overall compensation objectives.

Stock Compensation Grant and Award Practices

Our Compensation Committee considers whether to make stock option grants and/or award other forms of equity. Under our current plan, which was approved by shareholders in 1999, the exercise price of an option is the sales price of the underlying stock on the date of grant. The grant date is the date the Compensation Committee approves the award.

As a general matter, the Compensation Committee’s process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or the stock option exercise prices. The Compensation Committee’s decisions are reviewed and ratified by the full Board of Directors.

Stock Ownership Requirements

We have not adopted formal stock ownership requirements for our named executive officers or Board members. As a practical matter, our officers and directors hold meaningful interests in our stock, which they have accumulated through participation in stock compensation programs and individual purchases.

Our 2006 Compensation Program

The Compensation Committee meets at least annually to approve salary and short-term incentive compensation plans for officers and management. The 2006 compensation plan included a short-term cash portion and a salary portion.

The short-term cash portion is based on our net income after tax targets. Officers and key management personnel are eligible for higher or lower cash payments based on the achievement of our net income targets. The Compensation Committee believes a balanced range based on net income after tax is appropriate. As leadership improves net income, individual cash compensation improves. The short-term cash compensation combined with salary administration provides the Compensation Committee with a competitive compensation package to attract and retain management.

Officers and management may earn as much as 125% of their incentive compensation based on fixed and variable factors. The Compensation Committee approved a payment equal to 35% of base compensation as the fixed portion and 65% of compensation as the variable portion. The objective of this plan is to drive variable performance higher, improving our financial performance. Named executive officers that contribute at a higher level are recognized for their efforts and become eligible for higher short-term cash compensation.

Each year, our human resources manager looks at the consumer price index, inflation, pay adjustments in the market, and budgeting issues and provides this information to the Compensation Committee. Based on this information, the Compensation Committee recommends a salary pool for annual compensation adjustments. The Compensation Committee believes the salary part of compensation plays a vital role in keeping and attracting quality staff. Our goal is to retain our best people and attract highly skilled people as we grow.

Our goal is to have a short-term cash plan, with a salary plan, and complement that with our 401(k) Savings Plan, ESOP, and health benefit plans to attract and retain excellent staff. We believe that our existing programs accomplish this, while rewarding those that exceed expectations.

2007 Short-Term Incentive Awards Covering 2006 Results. On January 16, 2007, the Compensation Committee considered awards under our cash-based short-term incentive program relating to corporate and individual performance during fiscal year 2006. The 2006 program, which covered five officers at the level of senior vice president and above and approximately 45 other officers and key personnel at the level of vice president and below, established specific net income after tax thresholds for award eligibility. Since our performance fell below the expected net income target, the Committee authorized aggregate incentive awards for these two groups of $161,344, or approximately 7% of this group’s compensation. In addition to the short-term incentive plan, this group of officers and managers was granted annual pay adjustments ranging from 3.5% to 5.5% of their individual annual pay.

The Compensation Committee also considered chief executive officer and chief operating officer incentive awards at its meeting, including a review of progress toward the attainment of an individual performance objectives. On an adjusted basis, the Compensation Committee authorized awards to our chief executive officer and chief operating officer at 7%, or approximately $17,378. Our chief executive officer and chief operating officer earned 93.7% and 84.4%, respectively, of their short-term incentive awards based on our net income target and other related goals.

2006 Short-Term Incentive Program. In 2006, we took steps to simplify our cash-based, short-term incentive program, while continuing to emphasize a reward based on a weighted mix of financial and individual performance objectives. The 2006 program applies to the determination of awards to be made during the first quarter of 2007. Under the 2006 program, the attainment of a targeted net income after tax number determines the percentage payout. Of the 35%, 7% is guaranteed and 65% of the 7% must be earned based on individual goals. For the fiscal 2006 year, we paid out approximately 97% of the accrued 7% bonus based on individual and company performance. Individual performance targets for both our chief executive officer and chief operating officer focused on a series of strategic and operational initiatives deemed critical by the Board of Directors. For other officers, the individual performance objectives were set by our chief executive officer and chief operating officer in consultation with department managers.

The maximum and minimum bonus amount for 2006 was 10.85% of compensation and a financial target of $4.5 million after tax net income and 6.5% of compensation and a financial target of $3.9 million after tax net income. These targets are established after management presents the annual budget to the Board of Directors for approval.

In 2006, the plan covered approximately 50 officers and managers, including our chief executive officer, chief operating officer and our other named executive officers. See “Executive Compensation - Summary Compensation Table” for the cash bonuses paid to our named executive officers in 2006.

2006 Review of CEO and COO Compensation; Other Named Executive Officer Compensation. The Compensation Committee reviewed base compensation for our named executive officers on January 16, 2007. Taking into consideration the individual performances, the overall financial performance of the Company, and survey data, the Compensation Committee elected to increase base compensation by 4% for both our chief executive officer and chief operating officer. Our chief financial officer received an increase in base pay of 4% and our senior lending officer received an increase of 2%, along with a one-time cash payment of $1,740. The salary adjustments became effective on January 1, 2007. These adjustments bring our named executive officers to a level slightly below the median level in our peer group. See “Executive Compensation - Employment Agreements” for the current base salaries paid to our named executive officers.

2006 Stock-Based Long-Term Incentive Program. The Compensation Committee did not make any equity based awards in 2006.

Executive Compensation

Summary Compensation Table

The following information is furnished for all individuals serving as the principal executive officer or principal financial officer of First Capital for the 2006 fiscal year and all other executive officers of First Capital whose total compensation for the 2006 fiscal year exceeded $100,000.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
William W. Harrod President and Chief Executive Officer	2006	$144,740	$2,998	—	$24,428	$172,166

Michael C. Frederick Chief Financial Officer	2006	83,633	1,809	$1,641	17,399	104,482

Samuel E. Uhl Chief Operating Officer	2006	144,740	2,998	—	25,976	173,714

Dennis L. Thomas Senior Lending Officer	2006	86,824	1,881	—	20,026	108,731

(1)	Includes directors’ fees of $11,100 for each of Messrs. Harrod and Uhl.
(2)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) of the vesting of 440 options in 2006 for Mr. Frederick, based upon a fair value of each option of $3.73 using the Black-Scholes option pricing model. For further information on the assumptions used to compute the fair value, see Note 15 to the Notes to the Financial Statements contained in the Company’s Annual Report.
(3)	Details of the amounts reported in the “All Other Compensation” column for 2006 are provided in the table below:

	Mr. Harrod		Mr. Frederick		Mr. Uhl		Mr. Thomas
Employer contributions to 401(k) Plan	$6,291		$4,344		$6,979		$4,732
Perquisites	—	(a)	—	(b)	—	(a)	—	(b)
Health Insurance	8,604		6,169		8,258		8,604
Disability Insurance	1,182		991		1,182		1,028
Life Insurance	264		201		264		209
ESOP Allocations	8,087		5,694		9,293		5,453

(a)	Messrs. Harrod and Uhl’s aggregate perquisite amounts were less than the $10,000 disclosure threshold.
(b)	Messrs. Frederick and Thomas did not receive any perquisites for the 2006 fiscal year.

Employment Agreements

First Harrison and First Capital maintain employment agreements with William W. Harrod, Samuel E. Uhl, Michael C. Frederick and Dennis L. Thomas. The employment agreements provide for a three-year term which is renewable annually. The employment agreements provide that each executive’s base salary will be reviewed annually. The current base salary under the employment agreements for Messrs. Harrod, Uhl, Frederick and Thomas (each an “executive”) is $133,639, $133,639, $83,633 and

$86,824, respectively. In addition to base salary, the employment agreements provide for, among other things, participation in stock benefits plans and other fringe benefits applicable to executive personnel. The employment agreements provide for termination for cause, as defined in the employment agreements, at any time. If an executive is terminated for reasons other than for cause, or if an executive voluntarily terminates his employment after specified circumstances that would constitute constructive termination (as set forth in the agreements), the executive (or, if the executive dies, his beneficiary), would be entitled to receive severance payments and benefits. See “Executive Compensation - Potential Post-Termination Benefits” for a discussion of the termination benefits for Messrs. Harrod, Uhl, Frederick and Thomas. In addition, upon executive’s termination of employment for reasons other than cause or a change in control, executive must adhere to a one-year non-competition agreement.

First Capital guarantees the payments to executive under the employment agreement if they are not paid by First Harrison. All reasonable costs and legal fees incurred by the executive under any dispute or question of interpretation relating to the employment agreements will be paid by First Capital, if the executive is successful on the merits in a legal judgment, arbitration or settlement. The employment agreements also provide that executive will be indemnified to the fullest extent legally allowable for all expenses and liabilities he may incur in connection with any suit or proceeding in which he may be involved by reason of his having been a director or officer of First Harrison or First Capital.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options that have not vested for each named executive officer outstanding as of December 31, 2006.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
William W. Harrod	852		—	$8.56	1/1/2008
	1,705		—	11.50	3/14/2009
	8,250		—	10.00	2/14/2010

Michael C. Frederick	1,320		—	10.00	2/14/2010
	880	(1)	1,320	20.91	6/21/2014

Samuel E. Uhl	6,875		—	10	2/14/2010

Dennis L. Thomas	852		—	12.65	3/14/2009
	3,300		—	10.00	2/14/2010
	880	(1)	1,320	20.91	6/21/2014

(1)	Stock options granted pursuant to the First Capital, Inc. 1999 Stock-Based Incentive Plan that vest in five equal annual installments commencing on June 21, 2005.

Potential Post-Termination Benefits

Employment Agreements. Under the terms of the employment agreements with Messrs. Harrod, Uhl, Frederick and Thomas, the executives may be terminated for cause, as defined in the employment agreements, at any time. If an executive is terminated for cause he will receive only his base salary earned as of the effective date of his termination and he will forfeit all unvested shares of restricted stock and stock options.

If an executive is terminated for reasons other than for cause, or if an executive voluntarily terminates his employment after specified circumstances that would constitute constructive termination (as set forth in the agreements), the executive (or, if the executive dies, his beneficiary), would be entitled to receive an amount equal to the payments that executive would have received during the remaining term of his employment agreement, including base salary, bonuses and other cash or deferred compensation paid or to be paid to the executive and contributions that would have been made on the executive’s behalf to any employee benefit plans of First Harrison during the remaining term of the employment agreement. First Harrison would also continue to pay for the executive’s life, medical, dental and disability coverage for the remaining term of the employment agreement. If, as of December 31, 2006, Messrs. Harrod, Uhl, Frederick and Thomas were involuntarily terminated for reasons other than cause, or the executives voluntarily terminated their employment as a result of events that constituted a constructive termination under the employment agreements, Messrs. Harrod, Uhl, Frederick and Thomas would receive a pre-tax lump sum cash payment equal to approximately $285,858, $287,234, $179,574 and $186,874, respectively. In addition to a cash payment, Messrs. Harrod, Uhl, Frederick and Thomas would also be entitled to continued insurance coverage valued at approximately $20,630, $19,826, $15,254 and $19,682, respectively. Severance payments are made within 30 days of an executive’s termination date.

If a named executive terminates his employment due to a “disability” (as defined in the employment agreement) during the term of his employment agreement, First Harrison will pay the executive, as disability pay, a bi-weekly payment equal to three-quarters of the executive’s bi-weekly rate of salary on the date of his termination. Executive will also continue to receive life, medical, dental and disability coverage until the earlier of: executive’s attainment of age 65, executive’s death, the expiration of the term of the employment agreement or executive’s return to full-time employment.

Upon a change in control (as defined in the agreement) followed by an executive’s termination of employment, the executive is entitled to a lump sum cash payment equal to 2.99 times the executive’s average annual compensation during the five-year period preceding the effective date of the change in control (the “base amount”). If Messrs. Harrod, Uhl, Frederick and Thomas each had their employment terminated (for reasons other than cause) on December 31, 2006, in connection with a change in control, Messrs. Harrod, Uhl, Frederick and Thomas would be entitled to receive a pre-tax cash payment equal to approximately $407,585, $408,615, $255,513 and $251,243, respectively. In addition to a cash payment, Messrs. Harrod, Uhl, Frederick and Thomas would also be entitled to continued insurance coverage valued at approximately $30,945, $29,739, $22,881 and $29,523, respectively. However, in accordance with the terms of the employment agreements, the total value of the benefits provided and payments made to an executive in connection with a change in control may not exceed three times an executive’s base amount (“280G Limit”). Had Messrs. Harrod, Uhl, Frederick and Thomas terminated employment in connection with a change in control on December 31, 2006, First Harrison or First Capital would have provided Messrs. Harrod, Uhl, Frederick and Thomas, taking into account each executive’s 280G Limit, a severance benefit valued at $407,585, $408,615, $255,513 and $251,243, respectively.

Employee Stock Ownership Plan. In the event of a change in control (as defined in the plan), the First Harrison employee stock ownership plan will terminate as of the effective date of the change in control and the plan trustee will repay in full any outstanding acquisition loan. After repayment of the acquisition loan, all remaining shares of First Capital stock held in the loan suspense account, all other stock or securities, and any cash proceeds from the sale or other disposition of any shares of First Capital stock held in the loan suspense account will be allocated among the accounts of all participants in the plan who were employed by First Capital or First Harrison on the date immediately preceding the effective date of the change in control. The allocations of shares or cash proceeds will be credited to each eligible participant in proportion to the opening balances in their accounts as of the first day of the valuation period in which the change in control occurred. As of December 31, 2006, the employee stock ownership plan had an outstanding loan of $212,801. As of that date, 44,030 shares of our stock had been allocated to plan participants and 18,861 shares remained unallocated. Assuming a change in control occurred on December 31, 2006 and using a stock price of $18.55 (the year end closing price of the stock as reported on Nasdaq), the plan trustee would have sold approximately 11,471 of the unallocated shares held in the loan suspense account to generate the funds needed to repay the acquisition loan in full. Following the repayment of the acquisition loan, the plan would have 7,390 shares remaining in the plan trust. Based on the terms of the plan and assuming Messrs. Harrod, Uhl, Frederick and Thomas had account balances as of December 31, 2006 that represented 4%, 13%, 8%, and 4% of the total allocated plan assets, Messrs. Harrod, Uhl, Frederick and Thomas would have been entitled to receive a surplus share allocation valued at approximately $5,472, $17,808, $10,963 and $5,472, respectively. The value of the surplus share allocation was determined by multiplying the number of shares allocated to each participant by $18.55. Payments under the First Harrison’s tax-qualified employee stock ownership plan are not categorized as parachute payments under Section 280G of the Internal Revenue Code.

Equity Awards. As of December 31, 2006, Messrs. Frederick and Thomas have unvested stock options of 1,320 shares each. In the event of a change in control of First Harrison or First Capital, or in the event either executive dies or becomes disabled the outstanding options with automatically vest and remain exercisable until the later of one year from the date of death or the expiration of the stock option.

Had a change in control occurred on December 31, 2006, or had Messrs. Frederick and Thomas become disabled or died on that date, the intrinsic value (that is, the value based upon our stock price minus the option exercise price) of their equity awards would have been zero because the exercise price of such options exceeded the fair market value of First Capital’s common stock at December 31, 2006.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. See “Compensation Discussion and Analysis.”

The Compensation Committee of the Board of Directors

of First Capital, Inc.

Dennis L. Huber, Chairperson

John W. Buschemeyer

James E. Nett

J. Gordon Pendleton

Kathryn W. Ernstberger

Kenneth R. Saulman

Compensation Committee Interlocks and Insider Participation

No Compensation Committee member serves or has served as an officer and/or employee of the Company. No executive officer of the Company serves or has served as a member of the compensation committee of any other entity, one of whose executive officers serves on the Compensation Committee or as a director of the Company. No executive officer of the Company serves or has served as a director of another entity, one of whose executive officers serves on the Compensation Committee of the Company.

Other Information Relating to Directors and Executive Officers

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities Exchange Commission. Executive officers, directors and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of the reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that each of its executive officers, directors and greater than 10% beneficial owners has complied with applicable reporting requirements for transactions in First Capital common stock during the fiscal year ended December 31, 2006, with the following exceptions: a late report filed by each of Mr. Samuel Uhl and Ms. Ernstberger. Mr. Samuel Uhl’s late report reflected two late transactions of an option exercise and Ms. Ernstberger’s late report reflected one late purchase transaction.

Transactions with Related Persons

Loans to Officers and Directors. The Sarbanes-Oxley Act of 2002 generally prohibits loans by First Capital to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by First Harrison to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. First Harrison is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit First Harrison to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee, although the Bank does not currently have such a program in place.

The Company does not have a comprehensive written policy for the review, approval or ratification of certain transactions with related persons. However, in accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of First Capital’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to the Company’s Code of Ethics and Business Conduct, all executive officers and directors of the Company must disclose any existing or emerging conflicts of interest to the President and Chief Executive Officer of the Company. Such potential conflicts of interest include, but are not limited to, the following: (i) the Company conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 5% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with the Company.

Other Transactions. Director Gerald L. Uhl is a shareholder in and the Business Manager of Jacobi Sales, Inc. (“JSI”), a farm implement dealership that has contracted with First Harrison to provide sales financing to customers of JSI. First Harrison does not grant preferential credit under this arrangement. All sales contracts are presented to First Harrison on a 50% recourse basis, with JSI responsible for the sale and disposition of any repossessed equipment. During the fiscal year ended December 31, 2006, First Harrison granted approximately $826,000 of credit to JSI customers. At December 31, 2006, four outstanding loans totaling approximately $48,000 to JSI customers were delinquent 30 days or more.

Nominating Committee Procedures

General

It is the policy of the Nominating Committee of the Board of Directors to consider director candidates recommended by shareholders who appear qualified to serve on the Board of Directors. The Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating Committee does not perceive a need to increase the size of the Board of Directors. In order to avoid the unnecessary use of the Nominating Committee’s resources, the Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Shareholders

To submit a recommendation of a director candidate to the Nominating Committee, a shareholder should submit the following information in writing, addressed to Kathryn W. Ernstberger, Chairperson of the Nominating Committee, care of the Corporate Secretary, at the main office of the Company:

1.	The name of the person recommended as a director candidate;

2.	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.	As to the shareholder making the recommendation, the name and address, as he or she appears on the Company’s books, of such shareholder; provided, however, that if the shareholder is not a registered holder of the Company’s common stock, the shareholder should submit his or her name and address, along with a current written statement from the recordholder of the shares that reflects ownership of the Company’s common stock; and

5.	A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of shareholders, the Nominating Committee must receive the recommendation at least 120 calendar days before the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, advanced by one year.

Minimum Qualifications

The Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. First, a candidate must meet the age limitation requirements set forth in the Company’s Bylaws. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

The Nominating Committee will consider the following criteria in selecting nominees: financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its shareholders; independence; and any other factors the Nominating Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations.

In addition, before nominating an existing director for re-election to the Board of Directors, the Nominating Committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Process for Identifying and Evaluating Nominees

The process that the Nominating Committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Nominating Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of First Capital’s local communities. The Nominating Committee will also consider director candidates recommended by shareholders in accordance with the policy and procedures set forth above. The Nominating Committee has not used an independent search firm in identifying nominees.

Evaluation. In evaluating potential candidates, the Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. In addition, the Nominating Committee will conduct a check of the individual’s background and interview the candidate.

Submission of Business Proposals

and Shareholder Nominations

Proposals that shareholders seek to have included in the proxy statement for the Company’s next annual meeting must be received by the Company no later than November 27, 2007. If next year’s annual meeting is held on a date more than 30 days from April 18, 2008, a shareholder proposal must be received within a reasonable time before the Company begins to print and mail its proxy solicitation materials for such annual meeting. Any such proposals will be subject to the requirements of the proxy rules adopted by the Securities Exchange Commission.

The Company’s Bylaws provide that, in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a shareholder must deliver notice of such nominations and/or proposals to the Corporate Secretary not less than 90 nor more than 120 days before the date of the annual meeting; provided that if less than 100 days’ notice of the annual meeting is given to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to shareholders. A copy of the Bylaws may be obtained from the Company.

Shareholder Communications

The Company encourages shareholder communications with the Board of Directors and/or individual directors. Shareholders who wish to communicate with the Board of Directors or an individual director may be made in writing to William W. Harrod, President and Chief Executive Officer of First Capital, Inc., 220 Federal Drive, N.W., Corydon, Indiana 47112. Communications regarding financial or accounting policies may be made in writing to the Chairperson of the Audit Committee,

James E. Nett, at the same address. All other communications should be sent in writing to the attention of the Chairperson of the Nominating Committee, Kathryn W. Ernstberger, also at the same address.

Miscellaneous

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses they incur in sending proxy materials to the beneficial owners of First Capital common stock. In addition to soliciting proxies by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone without receiving additional compensation.

The Company’s Annual Report to Shareholders has been mailed to persons who were shareholders as of the close of business on March 8, 2007. Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated in this proxy statement by reference.

A copy of the Company’s Annual Report on Form 10-K, without exhibits, for the fiscal year ended December 31, 2006, as filed with the Securities Exchange Commission, will be furnished without charge to persons who were shareholders as of the close of business on March 8, 2007, upon written request to Joel E. Voyles, Corporate Secretary, First Capital, Inc., 220 Federal Drive, N.W., Corydon, Indiana 47112.

If you are a shareholder or a beneficial owner at a shared address to which a single copy of both the proxy statement and the annual report have been delivered, Registrar and Transfer Company, the Company’s transfer agent, has undertaken on behalf of the Company to deliver to you promptly, upon written or oral request, a separate copy of this proxy statement and the annual report. If you are such a shareholder or a beneficial owner and you would like to receive your own copy of this proxy statement and the annual report, please contact Registrar and Transfer Company either by phone at (800) 368-5948, by fax at (908) 497-2318, by e-mail at info@rtco.com or by mail at 10 Commerce Drive, Cranford, New Jersey 07016-3572, and indicate that you are a shareholder at a shared address and would like an additional copy of each document. If you are a recordholder and would like to receive a separate proxy statement or annual report in the future, please contact Registrar and Transfer Company at the phone number or address listed above. If you are a beneficial owner and would like to receive a separate proxy statement or annual report in the future, please contact your broker, bank or other nominee.

If, on the other hand, you are a multiple shareholder sharing an address and are receiving multiple copies of this proxy statement or the annual report, please contact Registrar and Transfer Company at the phone number or at the address listed above and all shareholders at the shared address can request that only a single copy of each document be mailed to your address in the future. If you are the beneficial owner, but not the recordholder, of Company shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee and all shareholders at the shared address can request that only a single copy of each document be mailed to your address in the future.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Joel E. Voyles

Joel E. Voyles
Corporate Secretary

Corydon, Indiana

March 26, 2007

[Company Letterhead Appears Here]

Dear ESOP Participant:

On behalf of the Board of Directors of First Capital, Inc. (the “Company”), I am forwarding you the attached vote authorization form for the purpose of conveying your voting instructions to William W. Harrod, Samuel E. Uhl and Michael C. Frederick (collectively, the “Trustees”) on the proposals to be presented at the Annual Meeting of Shareholders of First Capital, Inc. to be held on April 18, 2007. Also enclosed is a Notice and Proxy Statement for the Annual Meeting of Shareholders and a copy of the Company’s Annual Report to Shareholders.

As a participant in the First Harrison Bank Employee Stock Ownership Plan (the “ESOP”), you are entitled to vote all shares of Company common stock allocated to your ESOP account as of March 8, 2007, the Annual Meeting record date. These allocated shares of Company common stock will be voted as directed by you; provided your instructions are received by the ESOP Trustees by April 11, 2007. The ESOP Trustees, subject to their fiduciary duties, will vote any unallocated shares of Company common stock and any allocated shares of Company common stock for which timely instructions are not provided in a manner calculated to most accurately reflect the instructions from participants regarding the shares of Company common stock allocated to participants’ accounts.

In order to direct the voting of the shares of Company common stock allocated to your ESOP account, please complete and sign the attached vote authorization form and return it in the enclosed postage-paid envelope no later than April 11, 2007. Your vote will not be revealed, directly or indirectly, to any employee or director of the Company or First Harrison Bank.

Sincerely,

/s/ William W. Harrod
William W. Harrod
President and Chief Executive Officer

VOTE AUTHORIZATION FORM

I understand that William W. Harrod, Samuel E. Uhl and Michael C. Frederick, serving as the trustees of the First Harrison Bank Employee Stock Ownership Plan (“ESOP”), are the holders of record and custodian of all shares of First Capital, Inc. (the “Company”) common stock allocated to me under the ESOP. Further, I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Annual Meeting of Shareholders to be held on April 18, 2007.

Accordingly, please vote my shares as follows:

1.	The election as directors of all nominees listed (except as marked to the contrary below).

Samuel E. Uhl, Mark D. Shireman, James S. Burden, Michael L. Shireman and James E. Nett

FOR	VOTE WITHHELD	FOR ALL EXCEPT
☐	☐	☐

INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name in the space provided below.

2.	The ratification of the appointment of Monroe Shine & Co., Inc. as the independent registered public accounting firm for First Capital for the fiscal year ending December 31, 2007.

FOR	VOTE WITHHELD	ABSTAIN
☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

The ESOP Trustees are hereby authorized to vote all shares allocated to my ESOP account as indicated above.

Date	Signature

Please date, sign and return this form in the enclosed envelope no later than April 11, 2007.

REVOCABLE PROXY

FIRST CAPITAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

April 18, 2007

12:00 Noon, Local Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints J. Gordon Pendleton and William Harrod, each with full power of substitution, to act as proxy for the undersigned, and to vote all shares of common stock of First Capital, Inc. (“First Capital”) owned of record by the undersigned at the Annual Meeting of Shareholders, to be held on April 18, 2007, at 12:00 Noon, local time, at 220 Federal Drive, N.W., Corydon, Indiana, and at any and all adjournments and postponements of the meeting, as designated below with respect to the matters set forth below and described in the accompanying Proxy Statement and, in their discretion, for the election of a person to the Board of Directors if any nominee named below becomes unable to serve or for good cause will not serve and with respect to any other business that may properly come before the meeting. Any prior proxy or voting instructions are hereby revoked.

1.	The election as directors of all nominees listed (except as marked to the contrary below).

Samuel E. Uhl, Mark D. Shireman, James S. Burden, Michael L. Shireman and James E. Nett

FOR	VOTE WITHHELD	FOR ALL EXCEPT
☐	☐	☐

INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name in the space provided below.

2.	The ratification of the appointment of Monroe Shine & Co., Inc. as the independent registered public accounting firm for First Capital for the fiscal year ending December 31, 2007.

FOR	VOTE WITHHELD	ABSTAIN
☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

This proxy, properly signed and dated, is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted “FOR” each of the proposals listed only if properly signed and dated. If any other business is presented at the Annual Meeting, including whether or not to adjourn the Annual Meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the Board of Directors to vote (1) with respect to the election of any person as Director, where the nominees are unable to serve or for good cause will not serve and (2) matters incident to the conduct of the meeting.

Dated:

SHAREHOLDER SIGN ABOVE

CO-HOLDER (IF ANY) SIGN ABOVE

The above signed acknowledges receipt from First Capital, before the execution of this proxy, of a Notice of Annual Meeting of Shareholders and a Proxy Statement for the Annual Meeting.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.